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                                                                    EXHIBIT 23.1



                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Golden Cycle Gold Corporation:


We consent to the incorporation by reference in the registration statements (No. 33-47877 and 333-12245) on Form S-3 and (Nos. 33-62952 and 333-26975) on Form
S-8 of Golden Cycle Gold Corporation of our report dated March 8, 2002, with respect to the consolidated balance sheets of Golden Cycle Gold Corporation and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows, for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001, annual report on Form 10-K of Golden Cycle Gold Corporation.





                                    KPMG LLP



Denver, Colorado
March 29, 2002